EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of MasTec, Inc. and subsidiaries on Form S-4 of our report dated February 28, 1997, on our audits of the consolidated financial statements of MasTec, Inc. and subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994. We also consent to the reference to our firm under the caption "Experts".

/s/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.

Miami, Florida
June 30, 1997

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               MASTEC, INC.


                                            July 2, 1997

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street N.W.
Washington, DC 20549

RE:      Registration Statement on Form S-4 of MasTec, Inc.

Dear sir or madam:

     Accompanying this letter is the referenced registration statement relating to the offering by MasTec, Inc. of up to 2,500,000 shares of its common stock in one or more acquisitions. The required registration fee in the amount of $34,753.79 has been paid electronically by Fedwire transfer. The company's previous Form S-4 registration statement was declared effective without a staff review. Please inform me as soon as possible whether the registration statement will be reviewed so that we can request acceleration of effectiveness under Rule 461 promptly.

                               Sincerely,


                               Jose M. Sariego
                               Senior Vice President
                               and General Counsel






Enclosure